Exhibit 99.1

February 13, 2008

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Sam Westover	Michael Halloran
	President and CEO	Vice President and CFO
	(801) 365-2800	(801) 365-2854

SONIC INNOVATIONS NOT INCLUDED IN ADVERSE JURY VERDICT

Patent Infringement Judgment Against Widex and William Demant Companies

Salt Lake City, Utah, February 13, 2008 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, issues this statement to clarify confusion raised by a number of press releases related to a jury award of $31 million in a patent infringement action captioned Energy Transportation Group, Inc. v. Sonic Innovations, Inc., et al. While this action named numerous defendants, Sonic Innovations was no longer a party when the case went to trial, and likewise was not a part of the jury award.

Prior to trial, Sonic Innovations entered into a settlement agreement with Energy Transportation Group, Inc. (“ETG”)—and was dismissed from this lawsuit. The recently announced jury verdict in this case was against other defendants—and had no financial impact on Sonic Innovations.

As previously disclosed in the Form 8-K filed October 17, 2007, Sonic Innovations announced it incurred $973,000 for settlement costs and legal fees in excess of previously recorded reserves related to the litigation during the third quarter of 2007. As a result of this settlement, Sonic has realized significant savings in legal fees and was excluded from the adverse jury verdict.

The jury verdict in this action, entered on February 4, 2008, awarded $31 million in damages against the remaining two defendants in the lawsuit, known as the Widex and Demant defendants. The Widex defendants are Widex A/S and Widex Hearing Aid Co., Inc. The Demant defendants are William Demant Holding A/S, WDH Inc., Oticon A/S, Oticon Inc., Bernafon AG and Bernfon, LLC.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

This press release may contain “forward-looking statements” as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of risks. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.